CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Initial Registration Statement for Modified Single Premium Variable Life Insurance Policy (formerly File No. 333-17963) on Form S-6 of our report dated March 27, 2014, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of MetLife Investors Variable Life Account One, our report dated March 28, 2014 (October 27, 2014 as to Note 17), relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries, our report dated March 31, 2014, relating to the financial statements of MetLife Investors Insurance Company ("MLI") (which report expresses an unmodified opinion and includes an other matter paragraph related to MLI being a member of a controlled group), and our report dated April 2, 2014 (October 27, 2014 as to Note 1 related to the restatements and November 7, 2014 as to Note 14), relating to the financial statements of Exeter Reassurance Company, Ltd. ("Exeter") (which report expresses an unmodified opinion and includes an emphasis of matter paragraph related to restatements of the statements of cash flows, and an other matters paragraph related to a change in Exeter's presentation of insurance liabilities and to Exeter being a member of a controlled group), all appearing in the Prospectus Supplement, which is part of such Registration Statement, and to the reference to us under the heading "Experts" also in such Prospectus Supplement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
November 14, 2014